Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adaptimmune Therapeutics plc:

We consent to the incorporation by reference in the registration statement (No. 333-212713) on Form S-3 of Adaptimmune Therapeutics plc of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Adaptimmune Therapeutics plc as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the two year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Adaptimmune Therapeutics plc .

Our report dated February 27, 2020 on the 2019 consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standard Codification Topic 842, Leases, and a change to the method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of the Accounting Standard Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Reading, United Kingdom

February 27, 2020